UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 17, 2025

Excelerate Energy, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-41352	87-2878691
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2445 Technology Forest Blvd. Level 6
The Woodlands, Texas		77381
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (832) 813-7100

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, $0.001 par value per share	EE	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 17, 2025, Carolyn J. Burke, notified Excelerate Energy, Inc. (the “Company”) of her decision to resign as a member of the Board of Directors of the Company (the “Board”), effective January 21, 2025. Ms. Burke has served as a director of the Company since April 12, 2022. Ms. Burke's resignation is not as a result of any disagreement with management on any matter relating to the Company’s operations, policies, or practices. The Company and the Board thank Ms. Burke for her service and contributions to the Company.

To fill the vacancy created by the resignation of Ms. Burke, on January 17, 2025, the Board appointed Ms. Nisha D. Biswal as a director to hold office from January 21, 2025 until the Company’s 2025 annual meeting of stockholders and until her successor shall have been duly elected and qualified or until her earlier death, resignation, removal, retirement or disqualification. In connection with her appointment to the Board, Ms. Biswal was also appointed to serve on each of the Board's Audit Committee and Nominating and Corporate Governance Committee.

Ms. Biswal brings over 30 years of experience in U.S. foreign policy and international economic development and trade programs, including in U.S. government agencies, Congress, and the private sector. Most recently, Ms. Biswal served as the Deputy Chief Executive Officer of the U.S. International Development Financial Corporation (DFC), overseeing the operations and strategy for a $60 billion government corporation financing private-sector-led global projects in energy, infrastructure, health, agriculture, and financial inclusion. Previously, Ms. Biswal has served as U.S. Assistant Secretary of State for South and Central Asian Affairs and Assistant Administrator for Asia at the U.S. Agency for International Development as well as on various Congressional Committee staff. Prior to joining DFC, Ms. Biswal was senior vice president for international strategy and global initiatives at the U.S. Chamber of Commerce and led the U.S. India Business Council and the U.S. Bangladesh Business Council.

Ms. Biswal will participate in the Company’s standard compensation program for independent directors, as determined by the Board from time to time and described in the Company’s definitive proxy statement filed with the Securities and Exchange Commission on April 16, 2024, in the section captioned “2023 Director Compensation.”

In conjunction with Ms. Biswal's appointment to the Board as an independent director, on January 21, 2025, as part of the Company’s independent director compensation program, Ms. Biswal was granted an annual equity retainer of $125,000 in the form of restricted stock units that are scheduled to vest on the one-year anniversary of the grant date, subject to Ms. Biswal's continued service and the terms and conditions of the Excelerate Energy, Inc. Long-Term Incentive Plan.

In addition, Ms. Biswal has entered into a standard indemnification agreement with the Company, which provides for the standard indemnification and advancement of expenses to the fullest extent permitted by law consistent with the Company’s Amended and Restated Bylaws. The description of the indemnification agreement is intended to provide a general description only, is subject to the detailed terms and conditions of and is qualified in its entirety by reference to the full text of the form of indemnification agreement, which was previously filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K dated October 9, 2024, and is incorporated herein by reference.

Ms. Biswal has no family relationships with any director or executive officer of the Company. Other than as described herein, there are (i) no transactions in which Ms. Biswal has an interest requiring disclosure under Item 404(a) of Regulation S-K and (ii) no arrangements or understandings between Ms. Biswal and any other person pursuant to which she was elected to serve as a director.

Item 7.01 Regulation FD Disclosure.

On January 21, 2025, the Company issued a press release announcing Ms. Burke's resignation and Ms. Biswal's appointment to the Board, a copy of which press release is attached to this Current Report on Form 8-K as Exhibit 99.1.

This information is being furnished pursuant to Item 7.01 of this Current Report on Form 8-K and shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that Section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description
99.1	Excelerate Energy, Inc. Press Release dated January 21, 2025
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Excelerate Energy, Inc.

Date:	January 21, 2025	By:	/s/ Alisa Newman Hood
Alisa Newman Hood Executive Vice President, General Counsel and Secretary